Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of the 14th day of September, 2018, by and between FIRST NATIONAL BANK, AMES, IOWA, a national bank ("First National"), and Clarke County State Bank, an Iowa state chartered bank ("CCSB" and together with First National, the "Banks").

W I T N E S S E T H:

WHEREAS, First National is a national bank duly organized and existing under the laws of the United States, with authorized capital stock consisting of 76,080 shares of common stock, par value $50.00 per share, all 76,080 shares of which are validly issued and outstanding (the "First National Stock");

WHEREAS, CCSB is a state bank duly organized and existing under the laws of the State of Iowa, with authorized capital stock consisting of 28 shares of common stock, par value $173,214.28 per share, all 28 shares of which are validly issued and outstanding (the "CCSB Stock");

WHEREAS, Ames National Corporation, an Iowa corporation ("Ames National"), is the sole stockholder of FNB and owns of record all of the First National Stock;

WHEREAS, First National is the sole stockholder of CCSB and owns of record all of the CCSB Stock;

WHEREAS, the Board of Directors of First National and the Board of Directors of CCSB have each unanimously approved and declared advisable the merger of CCSB with and into First National, and authorized and directed the submission of this Agreement to Ames National and First National, in their capacities as sole stockholder of each of First National and CCSB, respectively, for approval; and

WHEREAS, First National and CCSB intend that the merger qualify for federal income tax purposes as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises, First National and CCSB hereby agree that CCSB shall be merged with and into First National on the following terms and conditions:

1.    Merger of the Banks. At the Effective Time (as defined in Section 9), CCSB shall be merged with and into First National, with First National being the surviving entity of such merger (the "Merger"). The Merger shall be consummated pursuant to the provisions of Section 215a of the National Bank Act (the “National Act”) and Section 524.1401 et seq of the Iowa Banking Act (the “Iowa Act”).

2.     Effects of the Merger. The Merger shall have the effects set forth in Section 215a(e) of the National Act and Section 524.1405 of the Iowa Act. At the Effective Time, the corporate existence of CCSB shall be merged into and continued in First National, with First National as the bank surviving the Merger (the "Resulting Bank"), and the Resulting Bank shall be deemed to be the same corporation as First National. The name of the Resulting Bank shall continue to be "First National Bank, Ames, Iowa." The existing office of First National located in Ames, Iowa, shall be the main office of the Resulting Bank, and the existing offices and facilities of First National and CCSB immediately preceding the Merger will become offices and facilities of the Resulting Bank following the Merger. At the Effective Time, all rights, franchises and interests of First National and CCSB in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Merger without any deed or other transfer. At the Effective Time, the Resulting Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by First National and CCSB, respectively, immediately prior to the Effective Time.

3.     Articles of Incorporation and Bylaws. At the Effective Time, the Restated Articles of Association and Bylaws of First National shall continue in effect as the Articles of Association and Bylaws of the Resulting Bank until the same shall be amended and changed as provided by applicable law.

4.     Directors and Executive Officers. At the Effective Time, the directors and executive officers of the Resulting Bank shall be the directors and executive officers of First National immediately preceding the Merger, and such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Association and Bylaws of the Resulting Bank or as otherwise provided by applicable law.

5.     Treatment of First National Stock and CCSB Stock. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder: (a) all shares of First National Stock issued and outstanding at the Effective Time shall remain issued and outstanding and shall not be affected by the Merger; and (b) all shares of CCSB Stock issued and outstanding at the Effective Time shall be cancelled and extinguished, it being understood that the CCSB is already solely owned by First National and, as such, no additional shares, cash or other form of consideration will be issued to First National upon cancellation of the CCSB Stock.

6.    Stockholder Approval. This Agreement shall be submitted to Ames National and First National, each the sole stockholder of First National and CCSB, respectively, for approval by written consent.

7.    Conditions to Consummation of the Merger. All obligations of the parties under this Agreement are subject to: (a) approval by the stockholders of First National and CCSB as required by Section 6 hereof; and (b) receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Merger.

8.     Closing Date and Effective Time.     The "Closing Date" and the Effective Time (as defined below) of the Merger shall occur immediately following the closing of the transactions contemplated by that certain Stock Purchase Agreement, dated as of April 19, 2018, by and among First National, CCSB and United Bancorporation (the “Purchase Agreement”), subject to the terms, and upon satisfaction on or before the Closing Date of the conditions specified in this Agreement.

9.     Effectiveness of Merger. The Merger shall become effective at 12:01 a.m. on September 15, 2018, such time being herein called the "Effective Time." For all tax purposes, in accordance with the "next-day rule" pursuant to Treas. Reg. § 1.1502-76(b)(l)(ii)(B), the Merger shall be deemed to occur on the day following the day on which the closing of the transactions contemplated by the Purchase Agreement are effective. For federal, state, local and foreign tax purposes, the parties hereto agree (and shall cause their affiliates) to treat the transactions contemplated by this Agreement consistent with the foregoing and to not prepare or file any tax return inconsistent with the foregoing.

10.    Tax Treatment. The Merger shall constitute a "reorganization" under Section 368(a) of the Code, with CCSB and First National each being a "party to the reorganization" in which no gain or loss is recognized by either CCSB or First National (the "Agreed Tax Treatment"). This Agreement shall constitute the "plan of reorganization" with respect to such reorganization under Section 368(a) of the Code. Furthermore, the parties agree to treat the transactions contemplated by this Agreement consistent with the foregoing for federal and all applicable state, local and foreign tax purposes, and to not prepare or file any tax return inconsistent with the Agreed Tax Treatment.

11.     Stock Transfer Books. The stock transfer books of CCSB shall be closed as of the Effective Time, and no transfer of record of any of the shares of CCSB Stock shall take place thereafter.

12.    Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after action thereon by the sole stockholder of each of the Banks, by the mutual consent in writing of each of First National and CCSB.

13.     Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 12, this Agreement shall be of no further force or effect and there shall be no liability by reason of this Agreement or the termination thereof on the part of either First National or CCSB or the directors, officers, employees, agents or stockholders of either of them.

14.     Waiver, Amendment and Modification. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the sole stockholder of each of the Banks, by the party that is entitled to the benefits thereof. This Agreement may be modified or amended at any time prior to the Effective Time, whether before or after action thereon by the sole stockholder of each of the Banks, by First National and CCSB; provided, however, that in the event that applicable law shall require the approval of any amendment to this Agreement by the stockholder of any of the parties hereto, no such amendment shall be made that changes any of the principal terms of this Agreement without the requisite approval of such stockholder. Any waiver, modification or amendment of this Agreement shall be in writing.

15.     Counterparts. For the convenience of the parties hereto, this Agreement may be executed in two counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

16.     GOVERNING LAW. THIS MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF IOWA.

17.     Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of First National or CCSB acquired or to be acquired by reason of or as a result of the Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

18.     Assignment. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 18 shall be void and of no effect.

19.    Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

20.     Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word "or" is used in the inclusive sense.

21.     Articles and Sections. Unless otherwise indicated, all articles and sections referred to herein are articles and sections, respectively, of this Agreement.

22.     Binding Effect. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

IN WITNESS WHEREOF, First National and CCSB have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

FIRST NATIONAL BANK, AMES, IOWA By: /s/ Scott T. Bauer Name: Scott T. Bauer Title: President CLARKE COUNTY STATE BANK By: /s/ John P. Nelson Name: John P. Nelson Title: President